Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286709

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 5 DATED JUNE 9, 2025

TO THE PROSPECTUS DATED APRIL 23, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 23, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to disclose that on June 9, 2025, the Fund entered into (i) a Fifth Supplemental Indenture between the Fund and U.S. Bank Trust Company, National Association (the “Trustee”) (the “Fifth Supplemental Indenture”) to the Indenture, dated June 5, 2024, between the Fund and the Trustee (the “Base Indenture,” and, together with the Fifth Supplemental Indenture, the “2028 Notes Indenture”); (ii) a Sixth Supplemental Indenture, between the Fund and the Trustee (the “Sixth Supplemental Indenture”) to the Base Indenture (together with the Sixth Supplemental Indenture, the “2030 Notes Indenture” and, together with the 2028 Notes Indenture, the “Indenture”); (iii) a Registration Rights Agreement (the “2028 Notes Registration Rights Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as the representatives of the initial purchasers of the 2028 Notes (as defined below) (the “2028 Notes Initial Purchasers”); and (iv) a Registration Rights Agreement (the “2030 Notes Registration Rights Agreement” and, together with the 2028 Notes Registration Rights Agreement, the “Registration Rights Agreements”) with BofA Securities, Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC, as the representatives of the initial purchasers of the 2030 Notes (as defined below) (the “2030 Notes Initial Purchasers” and, together with the 2028 Notes Initial Purchasers, the “Initial Purchasers”).

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus included herein is a combined prospectus that relates to (i) the Registration Statement (File No. 333-264145), dated April 5, 2022, as amended, previously filed by the Fund on Form N-2 (the “Prior Registration Statement”), and (ii) the Registration Statement (File No. 333-286709), dated April 23, 2025, as amended, previously filed by the Fund on Form N-2. This Supplement also constitutes a supplement to the Prior Registration Statement.

Fifth Supplemental Indenture and Sixth Supplemental Indenture

On June 9, 2025, the Fund and the Trustee entered into the Fifth Supplemental Indenture and the Sixth Supplemental Indenture. The Fifth Supplemental Indenture relates to the Fund’s issuance, offer and sale of $600,000,000 aggregate principal amount of its 5.450% per annum notes due 2028 (the “2028 Notes”). The Sixth Supplemental Indenture relates to the Fund’s issuance, offer and sale of $500,000,000 aggregate principal amount of its 5.800% per annum notes due 2030 (the “2030 Notes”, and together with the 2028 Notes, the “Notes”).

The 2028 Notes will mature on September 9, 2028, and the 2030 Notes will mature on September 9, 2030. The 2028 Notes and the 2030 Notes may be redeemed in whole or in part at the Fund’s option at any time at the redemption price set forth in the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, respectively. Interest on the Notes is payable semiannually on March 9 and September 9 of each year, commencing on September 9, 2025. The principal of each series of Notes is due and payable at the maturity of such series. The Notes are direct unsecured obligations of the Fund.

The Fund expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its debt facilities. The Fund may reborrow under its debt facilities for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective.

The Base Indenture, as supplemented by the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, contains certain covenants including covenants requiring the Fund to comply with Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act of 1940, as amended, or any successor provisions, as such obligation may be amended or superseded but giving effect to any exemptive relief granted to the Fund by the Securities and Exchange Commission (the “SEC”), and to provide financial information to the holders of the Notes and the Trustee if the Fund should no longer be subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. These covenants are subject to important limitations and exceptions that are described in the Indenture.

In addition, (i) the 2028 Notes Indenture provides that upon the occurrence of a change of control repurchase event (which involves the occurrence of both a change of control and a below investment grade rating of the 2028 Notes by Fitch, Inc., Moody’s Investor Services, Inc. and S&P Global Inc.), the Fund will be required to make an offer to purchase the 2028 Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase; and (ii) the 2030 Notes Indenture provides that upon the occurrence of a change of control repurchase event (which involves the occurrence of both a change of control and a below investment grade rating of the 2030 Notes by Fitch, Inc., Moody’s Investor Services, Inc. and S&P Global Inc.), the Fund will be required to make an offer to purchase the 2030 Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase.

The Notes were sold to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act, and for the initial resale by the Initial Purchasers to (i) qualified institutional buyers in transactions exempt from registration under the Securities Act pursuant to Rule 144A thereunder or (ii) certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The transaction closed on June 9, 2025.

The Trustee also serves as the Fund’s custodian under the terms of a custody agreement, pursuant to which it receives customary fees and expenses as custodian.

Registration Rights Agreements

In connection with the sale of the 2028 Notes, the Fund entered into the 2028 Notes Registration Rights Agreement with the 2028 Notes Initial Purchasers. In connection with the sale of the 2030 Notes, the Fund entered into the 2030 Notes Registration Rights Agreement with the 2030 Notes Initial Purchasers. Pursuant to the Registration Rights Agreements, the Fund is obligated to file with the SEC a registration statement relating to an offer to exchange the 2028 Notes and the 2030 Notes for new notes issued by the Fund that are registered under the Securities Act and otherwise have terms substantially identical to those of the 2028 Notes and the 2030 Notes, respectively (except for provisions relating to transfer restrictions and payment of additional interest), and to use its commercially reasonable efforts to consummate such exchange offer on the earliest practicable date after the registration statement has been declared effective but in no event later than 365 days after the initial issuance of the Notes. The Fund may include both series of Notes on a single exchange offer registration statement. If the Fund fails to satisfy its registration obligations under the 2028 Notes Registration Rights Agreement or the 2030 Notes Registration Rights Agreement, it will be required to pay additional interest to the holders of the 2028 Notes or the 2030 Notes, as applicable.

The foregoing descriptions of the Base Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, 2028 Notes Registration Rights Agreement, 2030 Notes Registration Rights Agreement, the 2028 Notes and the 2030 Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Base Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, 2028 Notes Registration Rights Agreement, 2030 Notes Registration Rights Agreement, the 2028 Notes and the 2030 Notes, respectively, each of which are filed as Exhibits to the Fund’s Registration Statement on Form N-2 (File No. 333-286709) dated April 23, 2025, as amended and supplemented.

Interest Rate Swaps

In connection with the issuance of the 2028 Notes, the Fund entered into an interest rate swap with Wells Fargo Bank, N.A. to swap from a fixed rate of interest to a floating rate of interest. The notional amount of the interest rate swap is $600,000,000, pursuant to which the Fund will receive fixed rate interest at 5.450% and pay floating rate interest based on one-month SOFR +1.7465%. The interest rate swap matures on September 9, 2028.

In connection with the issuance of the 2030 Notes, the Fund entered into an interest rate swap with Wells Fargo Bank, N.A. to swap from a fixed rate of interest to a floating rate of interest. The notional amount of the interest rate swap is $500,000,000, pursuant to which the Fund will receive fixed rate interest at 5.800% and pay floating rate interest based on one-month SOFR +2.049%. The interest rate swap matures on September 9, 2030.

Please retain this Supplement with your Prospectus.